Exhibit 99.1

Contact:

William B. Boni

VP, Investor Relations/

Corp. Communications

(781) 994-0300

www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

Woburn, MA, May 3, 2007 — ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the first quarter of 2007.

For the quarter ended March 31, 2007, the Company reported a net loss of $14,504,000 or $0.40 per share, compared with net income of $4,286,000, or $0.12 per share, for the first quarter of 2006.  The first quarter of 2006 included income from discontinued operations of $14,005,000, or $0.40 per share.

At March 31, 2007, the Company had a total of approximately $83,727,000 in cash and marketable securities.  Subsequent to the end of the quarter, on April 27, 2007, the Company entered into a license agreement with Kyowa Hakko Kogyo Co., Ltd. (Kyowa) related to ARQ 197, a small molecule, selective inhibitor of the c-Met receptor tyrosine kinase.  A $3,000,000 portion of a total $30,000,000 upfront licensing fee was received from Kyowa by ArQule in the first quarter of 2007.  The remaining $27,000,000 of this fee is due shortly after the signing of the agreement.

The results for the quarter ended March 31, 2006 reflect discontinued operations related to the Company’s termination of its chemistry services operations on May 22, 2006.  As previously announced, ArQule ceased these operations upon the conclusion of its agreement with Pfizer in May 2006.  All line items discussed below exclude the results of these discontinued operations.

Operational Review

“We have begun 2007 strongly, with the signing of a strategically significant licensing deal related to ARQ 197 and the first in a series of data disclosures related to our anti-cancer platforms and products,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule.

“Last week, we announced the signing of an exclusive license agreement with Kyowa Hakko Kogyo Co., Ltd. to develop and commercialize ARQ 197 in Asia,” said Dr. Hill. “The agreement provides for a total of up to $123 million in upfront and potential development milestone payments to ArQule from Kyowa, as well as additional undisclosed commercial milestone payments.  Upon commercialization of ARQ 197, ArQule will receive double-digit royalties on net sales of the compound. Kyowa will be responsible for clinical development costs and commercialization of the compound in certain Asian countries consisting of Japan, China (including Hong Kong), South Korea and Taiwan.

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“In retaining proprietary rights to ARQ 197 outside of Asia, we preserve a broad range of longer-term strategic options for ArQule that will unlock the full value of this novel compound, including, for example, increased flexibility in pursuing additional partnering agreements and an enhanced ability to continue the further development of ARQ 197 independently should we elect to do so,” said Dr. Hill.

“Turning toward scientific data, during the recently completed 2007 Annual Meeting of the American Association for Cancer Research (AACR), we presented eleven abstracts based on in vitro (cell line) and in vivo (animal) experiments,” said Dr. Hill.  “Cumulatively, these studies provide a strong rationale for our approaches to cancer therapy represented by our c-Met inhibition and DNA damage response/checkpoint activation programs and add significantly to the database of knowledge related to our clinical-stage products.  Looking forward, the American Society of Clinical Oncology (ASCO) has accepted an oral presentation of findings from a Phase 1 trial with ARQ 197 at their 43rd Annual Meeting in Chicago, June 1-5, 2007.

“We plan to initiate a Phase 2 program with ARQ 197 around mid-year, at which time we will announce details regarding this program,” said Dr. Hill.  “Decisions regarding trial design and specific indications for Phase 2 trials will be based on analyses of pre-clinical data, Phase 1 responses and data from an ongoing continuous dosing biopsy biomarker study at the Royal Marsden Hospital in London.

“Patient recruitment is continuing in the Phase 1 dose escalation trial with the second generation ACT product, ARQ 171, and to date, single-patient cohorts have been dosed successfully at doses between 24 and 192 milligrams per square meter (mg/m2),” said Dr. Hill.  “Dosing at 384 mg/m2 is planned to begin shortly, and depending on the therapeutic index for this compound, we believe a recommended Phase 2 dose may be achieved by the end of 2007.  Identification of this dose will allow us to submit a clinical data package consisting of the Phase 2 data with ARQ 501 and Phase 1 data with ARQ 171 that will initiate Roche’s scientific review period prior to their option decision regarding this program.”

Revenues and Expenses

The Company reported total revenues of $1,652,000 for the quarter ended March 31, 2007 and for the first quarter of 2006.  Revenues for both quarters related to Hoffmann-La Roche’s financial support for the Company’s ongoing development of products in its E2F1 Activated Checkpoint TherapySM (ACT) program, which includes ARQ 501 and ARQ 171.

Total costs and expenses for the quarter ended March 31, 2007 were $17,214,000, compared to $12,711,000 for the first quarter of 2006.   Research and development costs for the quarter ended March 31, 2007 were $13,704,000, compared to $10,511,000 for the first quarter of 2006.  Research and development costs in 2007 related primarily to expenses incurred in connection with the Company’s Phase 1 trial with ARQ 197, three Phase 2 trials with ARQ 501 and the Phase 1 trial with ARQ 171.  General and administrative costs for the quarter ended March 31, 2007 were $3,510,000, compared to $2,200,000 for the first quarter of 2006.  The increased 2007 general and administrative expenses were primarily due to an increase in personnel-related expenses and facility costs previously absorbed by the Company’s chemical services operations that were discontinued in 2006.

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Financial Guidance

Primarily as a result of the upfront payment received in connection with its license agreement with Kyowa described above, ArQule is updating guidance for fiscal year 2007 as follows.  The Company expects to end 2007 with between $60 and $65 million in cash and marketable securities, compared with previously announced guidance of between $32 and $37 million.

Revenues are expected to range between $9.0 and $9.5 million, primarily related to the upfront license payment from Kyowa and the partnership with Roche.  Net use of cash is expected to range between $31 and $36 million.   Net loss is expected to range between $60 and $65 million, and net loss per share to range between $1.68 and $1.82 for the year.

Conference Call and Webcast

ArQule will hold a conference call at 9:00 a.m. eastern time today, May 3, 2007.  Dr. Stephen A. Hill, president and chief executive officer, and Richard H. Woodrich, acting chief financial officer, will lead the call.

Date & Time:	Thursday, May 3, 2007 at 9:00 a.m., eastern time
Conference Call Numbers
Toll Free:	866.713.8567
Toll:	617.597.5326
Code:	ArQule
Webcast:	www.arqule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free 888.286.8010, and outside the U.S. 617.801.6888.  The access code is 45209201.

About ArQule

ArQule, Inc. is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint Therapy® (ACT).  The Cancer Survival Protein modulation platform has generated a clinical-stage product that mediates its effects by inhibiting the activity of a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Roche. For more information, please visit www.arqule.com.

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This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations or its financial condition, as well as its licensing agreement with Kyowa Hakko Kogyo Co., Ltd., including potential future milestone and royalty payments that could result from the Company’s and Kyowa’s future development of ARQ 197.  Failure to successfully develop ARQ 197 could prevent the Company from receiving these future payments.  Additional forward-looking statements relate to the progress of the Company’s clinical trials, including Phase 1 and 2 trials with ARQ 197, Phase 2 trials with ARQ 501 and the Phase 1 trial with ARQ 171.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197, ARQ 501 and ARQ 171 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197, ARQ 501 and ARQ 171 are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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ArQule, Inc.

Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2007	2006

Research and development revenue	$1,652	$1,652

Costs and expenses:
Research and development	13,704	10,511
General and administrative	3,510	2,200
Total costs and expenses	17,214	12,711

Loss from continuing operations	(15,562	(11,059)

Net investment income	1,058	1,340

Net loss from continuing operations	(14,504)	(9,719)

Income from discontinued operations	—	14,005

Net income (loss)	$(14,504)	$4,286

Basic and diluted income (loss) per share:
Net loss from continuing operations	$(0.40	$(0.28)
Income from discontinued operations	—	0.40
	$(0.40)	$0.12

Weighted average basic and diluted common shares outstanding	35,823	35,330

	March 31,	December 31,
Balance sheet data (in thousands, unaudited):	2007	2006

Cash, cash equivalents and marketable securities	$83,727	$95,832
Working capital	67,465	80,557
Total assets	93,206	104,820
Stockholders’ equity	66,946	79,954

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